                                                                   EXHIBIT 10.39
                                              *CONFIDENTIAL TREATMENT REQUESTED.
CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
                                                                     COMMISSION.

                    Second Supplement to the Lease Agreement

                       dated August 7, 2000 ("the Lease")

by and between

1) Naxos Schmirgelwerk Mainkur GmbH, Gutleutstra(beta)e 175, D-60327 Frankfurt, represented by Mr. Gunter Rothenberger and Mr. Sven Rothenberger;

2) A.A.A. Aktiengesellschaft Allgemeine Anlageverwaltung vorm. Seilwolff AG von 1890, Gutleutstra(beta)e 175, 60327 Frankfurt/M, represented by Mr. Gunter Rothenberger and Mr. Sven Rothenberger;

         both companies acting in a German Civil Code Partnership (the Parties at 1. and 2. jointly called: "Landlord"), under the firm name Naxos-Union Grundstucksverwaltungsgesellschaft GbR, Frankfurt/M, and

3) Equinix, Inc., a Delaware Corporation, 2450 Bayshore Parkway, Mountain View, CA 94043, USA, represented by Christopher L. Birdsong;

as supplemented by the First Supplement to the Lease Agreement, of October 11, 2000.

The Parties hereto, on this 22nd day of December 2000 agree to modify the Lease, as supplemented by the First Supplement dated October 11, 2000, as follows:

1. Pursuant to Sec. 7 ("Handover") of the Summary of Basic Lease Information, the Landlord shall hand over to the Tenant office space ([*] m(2)), First Production Hall ([*] m(2)) and Second Production Hall ([*] m(2)) at the end of six months after the signing of the Agreement. The Agreement was signed on August 7, 2000. February 7, 2001 thus is the Handover date.

The Parties hereby agree to move the Handover date from February 7, 2001 by two months to Saturday, April 7, 2001.

2. Pursuant to Sec. 9(b) ("Rent") of the Summary of Basic Lease Information, the Parties rent-free period before the start of payment of Rent for Premises (Site and Building) is [*] months after Handover, and the start of payment of advance on Service Charges is [*] months after Handover (October 7 and April 7, 2001 respectively).

2.1 The Parties hereby agree to commence payment of the Rent from [*]. The monthly Rent will be a fixed amount for 32 (thirty two) months (i.e. until September 30, 2003) based on the following formula, exclusive of VAT :

                                      [*]
         ----------------------------------------------------------------------
                                      [*]

__________________
*CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.2 As of October 1, 2003 the Rent plus Service Charges will be re-adjusted per the terms of the Lease agreement for the remaining period of the Lease agreement and will then be the amount shown in Sec. 9a Summary of Basic Lease Information as eventually increased pursuant to Sections 9c Summary and Article 4a.2 Lease.

3. With reference to Article 12.1.2, the Parties are in agreement to assign the Lease agreement from Equinix, Inc. to Equinix GmbH, Frankfurt, once it has been formed by registration in the commercial register as a subsidiary of Equinix Netherlands B.V. The transfer of the rights and obligations under the Lease Agreement from Equinix Inc. to GmbH shall be done by another supplement to this Lease Agreement. Landlord agrees to sign a proper supplement to the Lease Agreement after he has been submitted:

         - Written guaranty by the parent company (Equinix Netherlands B.V.) for all obligations of GmbH under the Lease of the Landlord, and

         - a guaranty by a European Bank with German banking facilities in the amount of (to be mutually agreed in another supplement to this Lease Agreement) for all obligations of GmbH to Landlord under the Lease. The Landlord simultaneously shall agree that Equinix Inc. is released from all obligations under the Lease and shall return the guaranty given by Equinix Inc. pursuant to Art. 4a.1 (1) Lease.

As an alternative to submitting the above-mentioned bank guaranty, GmbH shall be entitled, at its choice, to put an equal amount into a German bank account over which the Landlord and GmbH may jointly dispose, as a security for all claims of the Landlord under the Lease.

4. Pursuant to Art. 13 Lease, Landlord has agreed to register an Easement on the property ranking before all other encumbrances other than encumbrances II 1 and 2. The Landlord faces problems financing the construction of the Leased Premises because of this obligation. For this reason, the Parties agree as follows: Tenant allows Landlord to register a land charge or mortgage of up to DM 15,000,000 (Deutsche Mark fifteen million) in favour of a third party, a Bank and or a Leasing Company with priority over the Easement to be registered for Landlord. The Parties agree to take appropriate steps to assure that any funds drawn by the Landlord under this land charge or mortgage are exclusively used for the purpose of putting the leased object into the state of construction which is required by the Lease. In particular, the Bank shall not make any payments against the land charge or mortgage without the prior written consent by Tenant.

         The Landlord may only approve ("bewilligen") the registration of the land charge after Tenant and Bank have agreed that the Bank, in case of failure of the Landlord to pay what it owes to the bank under the loan agreement for which the land charge/mortgage serves as collateral shall transfer its rights under the mortgage to the Tenant against payment of the amount of DM 15,000,000 due plus, at most, interest in the amount of DM 400,000 on overdue amounts. The bank must further have agreed to transfer any and all rights that it may have been granted by the Tenant by assignment of the rent and other claims of the Landlord versus the Tenant as well as the assignment of the payment claim for which the land charge or mortgage serves as collateral to the Tenant, simultaneously against payment of the above-mentioned amount.

         The Landlord hereby agrees that, in such case, it owes all amounts to Tenant that it owed to the Bank prior to his failure to pay.

         The Parties are in agreement that the Tenant then may cease paying rent and service charges to the Landlord and, instead, may set-off his obligation to pay Rent and Service Charges against his claim against the Landlord for repayment of the amount that the Tenant has paid to the Bank for the Landlord.

         The Parties are further in agreement that, in such case, the Tenant shall be free to employ another service company to render any Services under the Lease that the Landlord has ceased to render in the contractually agreed quality and quantity, at the expense of the Landlord.

All other obligations of the Parties pursuant to the Lease as amended by the First and Second Supplements to the Lease shall remain intact.

TENANT

Equinix, Inc.


By:     /s/ Christopher L. Birdsong
        -------------------------------------------
        Christopher L. BIRDSONG

Title:  Director IBX Development and Operations

Date:   16 Jan 01
        -------------------------------------------


LANDLORD

Naxos Schmirgelwerk Mainkur GmbH

By:     /s/ Gunter Rothenberger
        -------------------------------------------
        Gunter ROTHENBERGER

Title:  Managing Director

Date:   18 December 2000
        -------------------------------------------


A.A.A. Aktiengesellschaft Allgemeine Anlagenverwaltung vorm. Seilwolff AG von
1890

By:     /s/ Gunter Rothenberger                  /s/ Sven Rothenberger
        -----------------------------------      ------------------------------
        Gunter ROTHENBERGER                      Sven ROTHENBERGER

Title:  President

Date:   18 December 2000
        -----------------------------------